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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Kevin P. Bagby
Vice President and CFO
330/856-2443

                        STONERIDGE TO ACQUIRE HI-STAT;
                    TRANSACTION ACCELERATES GROWTH STRATEGY

     WARREN, Ohio December 8, 1998 Stoneridge, Inc. (NYSE: SRI) today announced it has entered into a definitive agreement to acquire Hi-Stat Manufacturing Company, Inc. for approximately $362 million in cash. The transaction will be financed by a combination of existing cash from Stoneridge together with funds to be provided in a new $425 million senior secured credit facility.

     In addition, the transaction will be structured with a 338 (h) (10) election. This election will allow Stoneridge to deduct, for tax purposes, the goodwill associated with the transaction and generates an annual tax benefit of approximately $8 million, the net present value of which is approximately $62 million. Stoneridge noted that while the transaction is subject to normal governmental regulatory reviews and customary closing conditions, it is expected to close by the end of December.

     Hi-Stat Manufacturing Company, a privately held company formed in 1969 and headquartered in Lexington, Ohio, designs and manufactures sensors, solenoids and switches for measuring speed, pressure, temperature and fluid level in vehicles. Hi-Stat has about 1,700 employees, with manufacturing facilities in Lexington, Ohio, and Sarasota, Florida. It expects to record sales of approximately $157 million for the 12 months ending December 31, 1998.

     "Hi-Stat is a very well-managed, high-growth company," said Cloyd Abruzzo, Stoneridge president and chief executive officer. "This acquisition of a leading sensor and switch company is consistent with our expressed strategy of growth through strategic acquisitions. We fully anticipate the transaction will be accretive to our earnings during 1999."

     "The addition of Hi-Stat to the Stoneridge group strengthens both companies. Stoneridge adds products and capabilities, which further enhance its ability to design and manufacture integrated electrical modules and systems. Hi-Stat, while maintaining its identity and operating autonomy, will have the benefit of Stoneridge's resources and global presence. The strategic fit is truly a win-win situation for both companies," Abruzzo said.


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     Abruzzo said the acquisition supports two of Stoneridge's major strategic objectives:

     . To profitably grow its revenue base and increase its dollar content per vehicle.

     . To expand its electrical and electronic products and process capabilities.

     "This is our largest acquisition to date," Abruzzo said. "With Hi-Stat, we close the loop in terms of our overall capabilities to design and manufacture entire electrical systems. It provides us with additional global growth opportunities and certain operational synergies we believe will translate into increased economic value for our shareholders."

     National City Bank and Donaldson, Lufkin & Jenrette Securities Corporation have committed to provide the $425 million senior secured credit facility necessary for Stoneridge to consummate the acquisition. Donaldson, Lufkin & Jenrette Securities Corporation also acted as Stoneridge's financial advisor during negotiations while Robert W. Baird & Co. Incorporated acted as financial advisor to Hi-Stat.

     Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of engineered electrical and electronic components, modules and systems principally for the automotive, medium and heavy-duty truck and agricultural vehicle markets. Stoneridge completed its initial public offering and its Common Shares began trading on the New York Stock Exchange on October 10, 1997. Sales in 1997 were approximately $450 million.

     Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors which may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a decline in automotive, medium and heavy-duty truck or agricultural vehicle production; the failure to achieve successful integration of any acquired company or business including Hi-Stat; labor disputes involving the company or its significant customers; risks associated with conducting business in foreign countries; or a decline in general economic conditions. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge's periodic filings with the Securities and Exchange Commission.